SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 7, 2005

Date of Report (Date of earliest event reported)

ADVANCED DIGITAL INFORMATION CORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-21103	91-1618616
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11431 Willows Road NE, PO Box 97057, Redmond, WA 98073-9757
(Address of Principal Executive Offices) (Zip Code)

(425) 881-8004

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

This filing describes certain adjustments that were made to the October 31, 2004 consolidated financial statements subsequent to the December 9, 2004, press release announcing the unaudited earnings of Advanced Digital Information Corporation (“ADIC”, “we”, “us”, “our”) for the fourth quarter and fiscal year ended October 31, 2004 (as furnished on a Form 8-K dated as of December 9, 2004).

Since fiscal 2000, we have consistently followed the accounting practice of using the cost basis of accounting for our investment in a private technology venture limited partnership in which we have less than a twenty percent (20%) interest. As of October 31, 2004, we have invested approximately $3.2 million out of a $5 million investment commitment made during fiscal 2000. We have reviewed this investment for other than temporary impairment on a quarterly basis and determined that no permanent impairment had occurred in any quarterly period from October 31, 2000 through July 31, 2004. The results of the quarterly review procedures were discussed in our year-end and quarterly Audit Committee meetings. We believed that this accounting was appropriate under generally accepted accounting principles. In connection with the preparation of our consolidated financial statements as of and for the year ended October 31, 2004, we determined that we should have accounted for our investment in this limited partnership under the equity method rather than the cost method. We initially concluded that there were qualitative factors that overcame the quantitative materiality of the cumulative correction adjustment, and we recorded the entire cumulative catch-up pre-tax loss of $1.4 million, consisting of $781,000 related to the year ended October 31, 2001, $181,000 related to the years ended October 31, 2002 and 2003 and $425,000 related to the first three quarters of the year ended October 31, 2004, in the fourth quarter of fiscal 2004 when we issued our press release dated December 9, 2004 announcing our unaudited earnings for the fourth quarter and fiscal year ended October 31, 2004.

On January 7, 2005, our Audit Committee and management further reviewed and discussed the out-of-period adjustment amounts. The Audit Committee and management concluded that while the impact of the corrections for the years ended October 31, 2001, 2002 and 2003 was immaterial both from a quantitative and a qualitative point of view in the individual years, the cumulative pre-tax impact of recording the out-of-period pre-tax losses of $781,000 applicable to the year ended October 31, 2001 and $425,000 applicable to the first three quarters of the year ended October 31, 2004 was deemed material from a quantitative perspective as it related to the fourth quarter and full year results for our fiscal 2004. As a result of the materiality of this cumulative out-of-period adjustment, the Audit Committee and management determined that certain financial statements beginning in fiscal 2001 should incorporate adjustments which are immaterial on a quarterly and annual basis in our Form 10-K to be filed by January 14, 2005. In addition, subsequent to our press release we reclassified $681,000 of our deferred income taxes from non-current to current assets. The following reflects the revisions made to fiscal 2004 amounts included in the December 9, 2004 press release (in thousands, except for per share amounts):

	As Released	As Revised
Fiscal year ended October 31, 2004
Other income, net	$2,584	$3,365
Benefit for income taxes	$(2,415)	$(2,142)
Net income	$7,227	$7,735
Basic and diluted net income per share	$0.11	$0.12
Three months ended October 31, 2004
Other income, net	$203	$1,409
Benefit for income taxes	$(2,459)	$(2,036)
Net income	$4,910	$5,693
Basic and diluted net income per share	$0.07	$0.09
As of October 31, 2004
Other current assets	$12,921	$13,602
Other non-current assets	$18,748	$18,067

The following summarizes the impact of the restatement on our consolidated financial statements as reported in our reports on Form 10-Q for the first three quarters of fiscal 2004 (in thousands, except for per share amounts):

	Q1		Q2		Q3
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Investments	$4,021	$3,030	$4,021	$3,005	$4,161	$2,955
Deferred income taxes, non-current	$2,492	$2,145	$2,515	$2,159	$2,523	$2,100
Retained earnings	$125,554	$124,910	$124,250	$123,590	$122,967	$122,184
Gain (loss) on securities and investment transactions, net	$871	$661	$—	$(25)	$—	$(190)
Other income (expense)	$2,201	$1,991	$(536)	$(561)	$716	$526
Provision (benefit) for income taxes	$1,960	$1,886	$(652)	$(661)	$(1,264)	$(1,331)
Net income (loss)	$4,904	$4,768	$(1,304)	$(1,320)	$(1,283)	$(1,406)
Basic net income (loss) per share	$0.08	$0.07	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Diluted net income (loss) per share	$0.08	$0.07	$(0.02)	$(0.02)	$(0.02)	$(0.02)

This restatement of certain prior period financial statements is not attributable to any material non-compliance with financial reporting requirements under securities laws nor any misconduct by ADIC. We do not expect any further adjustments as a result of our internal review of this matter. While we are not aware of any other accounting issues requiring adjustment, there can be no assurances that neither our independent registered public accounting firm nor we will find additional accounting issues requiring adjustment in the future.

We expect to file our Form 10-K for fiscal 2004 with the appropriate adjustments by January 14, 2005, our accelerated (75-day) filing deadline.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by Advanced Digital Information Corporation, dated January 11, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 11, 2005

Advanced Digital Information Corporation

By:	/s/ Jon Gacek
Jon Gacek
Chief Financial Officer and Executive Vice President— Finance and Operations